Exhibit 99.1

Pacific Premier Bancorp
Fourth Quarter 2014
January 21, 2015/12:00 p.m. EST

CORPORATE PARTICIPANTS Steven Gardner - President & CEO Kent Smith - CFO

PRESENTATION

Operator
Good afternoon and good morning.  Welcome to the Pacific Premier Bancorp Q4 2014 conference call.  All participants will be in a listen-only mode.  Should you need assistance please signal a conference specialist by pressing the * key followed by zero.  After today's presentation there will be an opportunity to ask questions.  To ask a question you may press * and then one.  To withdraw your question you may press * and then two.  Please also note that today's event is being recorded.

At this time I'd like to turn the conference call over to Mr. Steve Gardner, President and CEO of Pacific Premier Bancorp.  Sir, please go ahead.

Steven Gardner
Thank you, Jamie.  Good morning, everyone.  I appreciate you joining us today.  As you're all aware earlier this morning we've released our earnings report for the fourth quarter of 2014.  I'm going to walk through some of the notable items.  Kent Smith, our CFO, is going to review some of the financial details and then we'll open the call to questions.

I'll also note that in our earnings release this morning we have the Safe Harbor statement relative to the forward-looking comments.  I'd encourage all of you to take a look and read through those at your leisure.

We delivered strong performance in the fourth quarter which was highlighted by our success in business development that resulted in more than 20% annualized growth in both loans and deposits.  However, we had a couple of items that negatively impacted our bottom line.  The first item was $864,000 in merger related expense in connection with our Independence Bank acquisition.  The second item was a $1.7 million accrual we made in connection with the Baker class action lawsuit.  The bank was named as a defendant in a class action lawsuit back in 2004 alleging various violations of Missouri law relating to alleged excessive loan origination fees in closing costs, involving approximately 16 residential loans.  Various motions to dismiss the lawsuit were denied in 2005 and 2006.

After a lengthy period of inactivity we were contacted by plaintiff's counsel to schedule depositions and discovery and prepare the case to go to trial in 2015.  Our attorneys have analyzed the claims and evaluated the arguments and we determine to establish the accrual in consultation with our counsel.  As a result of these two items our diluted earnings per share for the fourth quarter came in at $0.23 lower than both the prior quarter, and the fourth quarter at 2013.  However, from the perspective of our core operations we saw very positive trends in most areas of our business.  We had our most productive quarter in history of the bank with $218 million in originations.  This strong level of production is a result of the investments we've made over the past few years to diversify our banking platform bringing in experienced talent across a variety of lending areas, and an upgrade to our systems and process to allow us to be more responsive and efficient lenders.

As we’ve talked about in the past year, our focus in loan production has been in C&I in construction lending in order to take advantage of the higher yields they provide.  As well as SBA lending in order to boost our non-interest income through gain on sale.  And we're pleased with the progress we've made in all three areas.  We had $72 million in C&I loan originations during the fourth quarter, which was the largest component of our production.  The biggest contributor to our C&I production was our franchise lending business, which had $58 million in originations.  This is the strongest quarter we've had since acquiring this team.  And we’re definitely seeing the benefits from an increase in business development that we projected when we acquired the group in early 2014.

When we acquired this business the team was limited to banking the franchisees of eight brands.  They now have approval to pursue 25 of the top-tier brands, and they've already developed lending relationships with franchisees of 18 of them.  So this business is really delivering the results we expected.  We're still a relatively small player in the franchise lending market, so even with the growth we've seen this year, there's still plenty of opportunity to take market share.

The remainder of our C&I loan production was broad-based across a variety of industries and concentrated in our primary markets within Southern California.  We had $56 million in construction loan production in the fourth quarter as we continue to get good results from the additions we made in our construction lending team, who have very good relationships with seasoned developers throughout Southern California.  As a result of our focus on the higher yielding franchise and construction loans, we've been able to keep the weighted average rate on our loan originations above 5%.

The third area of focus for the past year, SBA lending had a strong quarter as well.  We originated $26 million in SBA loans in the fourth quarter, which was our largest quarter of the year, and continued the higher production trends we saw throughout 2014.  As a result of the increases in our SBA business the gain on sale income has become a larger contributor to our overall revenue mix.  During the first… fourth quarter we made additional investments in the SBA group by recruiting and hiring a number of seasoned loan officers and credit personnel that we expect will benefit our production levels later in the first half of 2015.

While our primary focus is on the three lending areas I mentioned, we also want to continue to have a balanced production across all of our business lines and that's exactly what we got in the fourth quarter.  We had additional $37 million in commercial real estate production and $17 million in multifamily loans.  So we're seeing good results across all of our businesses which is helping us to build a highly diversified loan portfolio with both attractive yields and exceptional credit quality.

Turning to deposits, we continued to see a nice pick up in inflows during the fourth quarter, particularly in core deposits as more of our commercial customers transfer over their deposit relationships and our HOA unit continues to generate new business relationships.  From the end of the prior quarter, we had a $38 million increase in money market deposits and a $32 million increase in non-interest-bearing deposits.

Turning to our outlook for 2015.  Our focus is going to be similar to last year; namely, organic growth coupled with accretive well-structured acquisitions that complement our business banking focus when they arise.  We will continue to emphasize commercial lending, construction, and SBA.  Along with the SBA personnel we added in the fourth quarter, we also hired a couple of senior commercial bankers recently that should help give us better coverage in our existing markets and continue driving in new business banking relationships.

Our pipeline is healthy and well diversified.  And we think we will make good progress in 2015 leveraging up the capital we added through the issuance of the $60 million of subordinated debt last year.  We do expect to see the usual seasonality in loan production during the first quarter that we've experienced in the past.

We're really excited about the pending acquisition of Independence Bank, which we expect will provide another catalyst for growing our franchise.  Subject to shareholders’ approvals of both Independence and Pacific Premier at the respective special meetings on Friday, January 23rd in satisfaction of the other closing conditions, we expect to close the Independence acquisition next Monday, January 26th.  Besides providing exceptional synergies from the cost savings we are expecting, the Independence acquisition will give us a better platform for penetrating the [indiscernible] empire market and further growing our customer base.

As I mentioned earlier on the call, we've made a lot of investments in the business over the past few years with the goal of building a franchise that can consistently generate long-term profitable growth.  And we'll continue to operate the business with that long-term perspective in mind.  We won't pass up a good investment opportunity just because it might impact our near-term earnings, whether it's investing in banking talent, pursuing acquisitions, capital management through the issuance of sub-debt to support our growth.  We think making decisions based on what's in the best long-term interest of the franchise is the most effective way to create value for our shareholders.

We believe we have the right strategic balance.  We're making good long-term investments for the business while still positioning ourselves to have another strong year of solid earnings growth in 2015.  With that, I'm going to turn the call over to Kent to provide a little bit more detail on the fourth quarter results.

Kent Smith
Thanks, Steve.  We provided a significant amount of detail in our earnings release today so I'm just going to review a few items that I think some additional discussion is warranted.  I'm going to start with our income statement.  Our net interest margin was 4.02% in the fourth quarter down 12 basis points from the prior quarter.  The decline was primarily due to higher borrowing costs resulting from the full quarter impact of the sub-debt and longer-term FHLB advances that we added during the third quarter.

On a positive note, we actually saw a slight bump up in the average yield on loans during the quarter, as we remain disciplined on our loan pricing and as our new loan production is weighted more towards higher-yielding portfolios.  With the impact of the higher funding cost we added, fully reflected in our fourth quarter results, we don't expect to see any additional meaningful increase in our funding costs in the near term.  With our funding costs stabilizing we should be in a better position to mitigate pressure on our net interest margin.

During the fourth quarter our non-interest income increased by $935,000 from the prior quarter.  Even though our third quarter non-interest income included non-recurring legal settlement proceeds totaling $1.1 million.  The increase in the fourth quarter was primarily due to three factors.  First, we had an increase in gain on sale of loans of $904,000 which related to sales of SBA loans of $22.0 million at a premium 9%, and $21.9 million in sales of CRE and multifamily loans at a premium of 3%.  For comparison purposes we sold $14.6 million in SBA loans last quarter at a premium of 11%, and we sold $10.5 million in CRE loans at a premium of 2%.

Second, we did some rebalancing in the securities portfolio in preparation for the securities we will add in the pending Independence Bank acquisition.  The securities sales resulted in higher gains in the current quarter of $661,000.  Third, we had a higher level of prepayment fees in the fourth quarter, which resulted in $258,000 increase in our loan servicing fees.

Our non-interest expense increased by $3.1 million from the third quarter which included $864,000 in merger-related expense.  Aside from that item the most significant contributor to the increase was an accrual of $1.7 million related to a litigation matter that Steve mentioned earlier.

Finally, our compensation and benefits costs increased $349,000 primarily due to an increase in personnel.  We expect to recognize all of the remaining Independence Bank merger related expense during the first quarter which should be approximately $6 million.  Of course we encourage those modeling to take those costs into consideration.  Outside of the additional expenses we'll add through the Independence acquisition, we would expect the non-interest expense for the base business to increase modestly in 2015 in the range of 3% to 5% in order to support our continued growth.

Turning to our balance sheet.  Our loans increased $79.2 million or 5.2% from the end of the prior quarter which was the result of the organic loan production that Steve discussed and $7.8 million in loan purchases.  The loan growth was broad-based throughout the portfolio and compared to the end of the prior quarter C&I loans increased $67.5 million, construction loans increased $22.6 million and SBA loans increased $7.9 million.  These increases were partially offset by a $27.0 million decrease in owner occupied commercial real estate loans which was primarily due to loan prepayments.

As I mentioned earlier we did some rebalancing in the securities portfolio which reduced the portfolio by $80.6 million from the end of the prior quarter.  Following these sales the duration of the portfolio declined to 3.1 years.

Our total deposits were up $87.4 million or 5.7% during the fourth quarter.  The increase was primarily in money markets increasing $37.6 million, non-interest-bearing deposits increasing $31.6 million and CDs increasing in $17.6 million.  The growth in the CDs was primarily driven by $22.1 million in brokered CDs that we added with a weighted average term of 17 months and an all-in cost of 67 basis points.  As with the brokered CDs we added in the third quarter, we wanted to lock in longer-term funding to support our strong loan growth while also managing our interest rate risk.

Finally, looking at asset quality, we continue to see good stability within the loan portfolio during the fourth quarter.  Our nonperforming assets were virtually unchanged during the quarter and are still just 12 basis points of total assets.  The loss experience in the portfolio continues to be very low and we had net loan recoveries of $12,000 during the quarter.  We recorded a provision for loan losses of $1.4 million which was primarily related to the strong growth we had in the portfolio, this brought our allowance to total loans ratio to 75 basis points.  Although when the fair market value discounts related to acquired loans are included in the total, then our ratio increases to 87 basis points.  And, we continue to have very strong coverage of our non-accrual loans with an allowance that represents 845% of our non-accruals at the end of the quarter.

While we expect to continue to see very good credit quality in 2015, we expect to make continued steady progress in bringing our overall allowance level more in line with peers.  Ultimately, we'd like to be in the 1% of total loans within the next 18 to 24 months.  Given the continued growth we are expecting in the portfolio and our goal to raise the allowance level, we'd expect our level of provision expense to be in the range of $1.5 million to $2.0 million per quarter in 2015.

With that, we'd be happy to answer any questions you have.  Jamie, would you please open up the call?

QUESTIONS AND ANSWERS

Operator
We will now begin the question and answer session.  To ask a question you may press * and then one.  If you are using a speakerphone we do ask that you please pick up your handset before pressing the keys to ensure the best sound quality.  To withdraw your question you may press * and two.  Again, it is * and then one to ask a question.  We'll pause momentarily to assemble the roster.

Our first question comes from Matthew Clark from Sterne Agee.  Please go ahead with your question.

Matthew Clark
Hey.  Good morning, guys.

Steven Gardner
Hi, Matthew.

Matthew Clark
Maybe first, if we could just talk through the margin going forward and what we've seen happen to the curve.  It's good to see you guys are putting on new production still above 5.  I think that origination is down 10 basis points; portfolio is still around 526 so that relative cap is not too wide.  But I just wanted to get an update on what you might be seeing here year-to-date on pricing.

Steven Gardner
I think that our goal here is obviously to maintain it at the level we saw in the fourth quarter.  I think as we all know competition for loans is very fierce but that's been the case here for the last couple of years and we've maintained our discipline in pricing and we're going to continue that approach going forward.  From the funding side, we obviously saw the full impact of the sub-debt and then the FHLB borrowings that we fixed towards the latter part of the third quarter and that had the biggest impact on the margin.  Going forward we don't see anything else on the horizon that should impact our funding costs anywhere near that level.  And as we mentioned, we had very nice inflows on the deposit accounts in the fourth quarter.

Matthew Clark
Okay.  Great.  Then with the acquisition closing next week, can you just remind us if any purchase accounting benefits that might come through the margin or do you think that the pro forma margin will be somewhat comparable to where we are today?

Steven Gardner
We think the pro forma margin will be pretty fairly comparable.  Independence has fairly clean asset quality.  The marks are not substantial there, and so any impact on the margin will be pretty de minimis.

Matthew Clark
Okay.  Again on sale line, can you help us think about the pipeline here going forward and your ability to sustain that level of production premium?

Steven Gardner
As I mentioned in the prepared remarks, we expect to see some of that typical seasonality that we've seen in the last couple of years in our production in the first quarter of 2015.  Although heading into this year our pipeline is quite a bit stronger than it has been in the last couple of years.  So we're encouraged from that standpoint.  I also mentioned that we added some loan officers in the SBA side.  Although those folks came on in the mid to latter part of the fourth quarter and by the time they get everything closed out in their old pipeline and start to originate loans, we don't think we'll see an impact from those folks until, most likely, the second quarter of this year.  But, overall, we expect to continue to grow the SBA line of business and we'd expect to gain on sale to benefit that as we move through 2015.

Matthew Clark
Okay.  I'll stand back.  Thank you.

Operator
Our next question comes from Andrew Liesch from Sandler O'Neil.  Please go ahead with your question.

Andrew Liesch
Hi, guys.  For the last few quarters loan to deposit ratio has been right around 100% and added some brokers, I guess, to keep it around that level.  Are you comfortable running it here or would you be comfortable running it higher?  I know it sounds like you're going to have good deposit flows on other business accounts but I'm just kind of curious how you think about the loan to deposit ratio.

Steven Gardner
You know, I addressed it, Andrew, I think it was at the end of the second quarter last year when we had first time had crossed over 100% loan to deposit ratio.  And at that time I said we are comfortable running the business above 100% loan to deposit ratio for a period of time, and that remains true today as well.  And so, we will look to manage the balance sheet from a variety of different perspectives, whether it's from a liquidity interest rate risk standpoint and take advantage of opportunities where we see them.  We had historically not accessed the broker CD market but we took advantage of that in the third quarter and then a little bit in the fourth quarter.  We have plenty of room on the FHLB line and so we are comfortable running the business above 100% loan to deposit ratio.

Andrew Liesch
Got you.  Then, I guess, along similar lines with the security sales this quarter the comments for that, you sold them in preparation of what was coming on with the Independence deal but, I mean, it also provided a decent bit of liquidity as well.  Would you expect more security sales could be coming after the deal closes?

Steven Gardner
I would not think anything material.  If you look with what we'll be adding with Independence that'll put us at approximately, round numbers, $250 million in the securities portfolio at about the 10% level is we don't want to run the business much below that.  That's sort of the target in our own mind.  And so we would not expect to see significant levels of security sales.  If we did they'll likely be offset with purchases if we look to rebalance the portfolio.

Andrew Liesch
Got you.  Thanks for taking my questions.

Steven Gardner
All right, Andrew.  Thanks.

Operator
And our next question comes from Timothy Coffey from FIG Partners.  Please go ahead with your question.

Timothy Coffey
Thank you.  Good morning, gentlemen.

Steven Gardner
Hi, Tim.

Timothy Coffey
Steve, are you anticipating any additional litigation expenses right now?

Steven Gardner
No.  I think if you follow the company, Tim, historically we've been fortunate, we think, in that we rarely have litigation matters arise.  This has been something that has been out there for obviously a long period of time and unfortunate.  But, the history of the company has been that we run a pretty clean operation and we're certainly hopeful that we don't experience litigation expense of this level in the future.

I think, at the same time, as the company continues to grow and expand we're obviously going to become potentially subject to that but I think that what mitigates that, there again, are the solid internal controls that we have at the business.  We avoid those high risk areas that potentially lead to litigation and as such we do not expect to see that kind of expense going forward.

Timothy Coffey
I'm sorry.  I should've been more specific.  I meant related to this specific issue, not in general, but just this specific issue.

Steven Gardner
We would not.  As we stated in the release at December 31, 2014, with the information that we have in consultation with our counsel, we felt that the accrual that we put up was the appropriate amount.

Timothy Coffey
Okay.  And given what's happening in the interest rate environment has that increased potential usage on the warehouse lending?

Steven Gardner
We saw that warehouse outstanding was up just a little bit at the end of the fourth quarter.  That market is still fairly oversaturated with lenders who provide warehouse loans.  The pricing on that product has come down substantially, but we're not willing to drop our pricing into the levels that would be required for us to significantly grow that business.  We're hopeful we'll benefit from what's taken place in the mortgage market at least what we've read as far as the increase in applications and flows in mortgage banking.  But I would not see that as a significant driver of our growth in the near term.

Timothy Coffey
Okay.  Great.  Well, thank you.  Those were all my questions.

Steven Gardner
All right, Tim.

Operator
Our next question comes from Brian Zabora from KBW.  Please go ahead with your question.

Brian Zabora
Thanks.  Good morning.

Steven Gardner
Hi, Brian.

Brian Zabora
I have a question on Infinity.  You have very strong growth this quarter.  Are you starting to see originations also in the west or is it still more in the east?

Steven Gardner
No.  We're seeing originations in the west.  The production is fairly well diversified.  We're spread across 30 states with approximately 50% of the balances in those more highly densely populated states in New Jersey, Texas, New York, California, and Illinois.

Brian Zabora
Okay.  That's great.  Then, on the pay down’s this quarter was there any sizable pay down that you had or was there any lumpiness in the quarter?

Steven Gardner
It was pretty broad-based and spread across the portfolio.  I think that typically the fourth quarter in year-end is usually one of the strongest periods of pay down.  And we'd expect that some of that carries over into the first quarter of the year as well.

Brian Zabora
Okay.  And then, lastly on that, the building of the reserves to, I guess, approximately 1%.  Are you including in that ratio purchase a fair value discounts?  I guess, maybe I'm looking at Infinity and it seems like a pretty good ramp if you include Infinity depending on how you're looking at that because you had no reserves come over.

Steven Gardner
That 1% figure that we said that we'd like to get to over the next 18 to 24 months does not include any credit discounts or purchase accounting marks.

Brian Zabora
Great.  That's very helpful.  All right.  Thank you for taking my questions.

Steven Gardner
Sure thing.

Operator
And our next question comes from Don Worthington from Raymond James.  Please go ahead with your question.

Don Worthington
Good morning, Steve and Kent.

Steven Gardner
Good morning.

Kent Smith
Good morning, Don.

Don Worthington
In terms of the litigation issue, again, was there any like statute of limitations that was driving, reviving this case after so long?

Steven Gardner
Well, as we mentioned in the earnings release back in 2005 and 2006, we had argued on a statute of limitations and federal preemption at that period of time and the state court denied it.

Don Worthington
Okay.  Okay.  And then in terms of the loan purchases in the quarter, $7.8 million, what types of loans were those?

Steven Gardner
Predominately commercial real estate related.

Don Worthington
Okay.

Steven Gardner
And, Don, I think we've talked about this a number of times.  Each quarter we are actively in the market buying and/or selling loans and where we can take advantage of opportunities we do so from either side of the ledger.  And you saw we took advantage of some sales and booked some nice gains.  And at the same time we buy a little bit when the pricing is attractive and the loans are well structured and meet our needs.

Don Worthington
Okay.  Thanks for the color.  And then one last kind of small housekeeping question.  It looked like the total share count was down about 165,000 fourth quarter versus third.  What was the reason for that?

Steven Gardner
I'll have to double check and I'll have Kent get back to you on that, Don.

Don Worthington
Okay, but it wasn't buy back or anything like that.

Steven Gardner
No.  It wasn't.

Don Worthington
Yes.  Okay.  All right.  Thank you.

Steven Gardner
All right.  Very good.

Operator
Once again if you would like to ask a question please press * and one.  Our next question comes from Gary Tenner from DA Davidson.

Gary Tenner
Good morning.

Steven Gardner
Hi, Gary.

Gary Tenner
My questions have largely been answered.  I just wanted to make I was clear on the comment on the 1% reserve target.  Was that, again, relative to the 75 basis points GAAP number reported at 12/31 or the 87 basis points adjusted number that Kent mentioned?

Steven Gardner
The 75 basis points.

Gary Tenner
The 75.  Okay.  The fully loaded GAAP number.  All right.  Thank you very much.

Steven Gardner
Correct.  All right.

Operator
And once again if you would like to ask a question please press * and one.  Our next question is a follow up from Matthew Clark from Sterne Agee.  Please go ahead with your question.

Matthew Clark
Hey, guys.  I'm just hoping if you can clarify your expense guidance for the year.  I think you talked about 3% to 5% growth in expenses on the base business.  I assume that's excluding the pending acquisition but I'm just wondering if there's anything else that you might be excluding?

Steven Gardner
No.  That's the only item that we'd be excluding.  As Kent had mentioned we expect approximately $6 million in merger related expense here in Q1 given some of the significant cost savings that we see going forward after closing but, no, we're not excluding anything else.

Matthew Clark
Okay.  Thanks.

Operator
And at this time I'm showing no additional questions.  I'd like to turn the conference call back over to Mr. Gardner for any closing remarks.

CONCLUSION

Steven Gardner
Thank you, Jamie.  And I want to thank everyone again for joining us this morning.  If you have any further questions, please feel free to give either Kent or myself a call, and we would be happy to talk with you.  Have a great day.

Operator
Ladies and gentlemen, that does conclude today's conference call.  We do thank you for attending.  You may now disconnect your telephone lines.